Filed in the Office of *Barbara K. Cegavske* Secretary of State State Of Nevada	Business Number E0034652011-4 Filing Number 20200718420 Filed On 6/10/2020 2:28:00 PM Number of Pages 6

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

[X] **Certificate of Designation**
[ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
[ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
[ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Zicix Corp. Entity or Nevada Business Identification Number (NVID): E0034652011-4
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The designation of this series, which consists of 50,000,000 shares of Preferred Stock, is Series B Convertible Preferred Stock, and the stated value shall be $.001 per share.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 6-5-20

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF

DESIGNATION

SERIES B

CONVERTIBLE

PREFERRED STOCK OF

ZICIX CORP.

ZICIX CORP., a corporation organized and existing under the Laws of the State of Nevada (hereinafter the "Corporation" or the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Nevada Law effective as of January 2, 2020:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Corporation, to be known as "Series B Convertible Preferred Stock" and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series B Convertible Preferred Stock:

Section 1.Designation and AmountThe designation of this series, which consists of 50,000,000 shares of Preferred Stock, is Series B
Convertible Preferred Stock (the "Series B Preferred Stock" or "Preferred Stock") and the stated value shall be $0.001 per share.

Section 2.Liquidation Rights In the event of any voluntary or involuntary liquidations, dissolution or winding up of the Corporation, the holders of Series B Convertible Preferred Stock shall be entitled to receive from the assets of the Corporation $0.001 per share, plus accrued and unpaid dividends, if any, all of which shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of common stock or any other class of equity security in connection with

such liquidation, dissolution, or winding up. Each share of Series B Convertible Preferred Stock shall rank on a parity with each other share of Series B Convertible Preferred Stock, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or winding up of the Corporation. After the payment or the setting apart of payment to the holders of Series A and B Convertible Preferred Stock of the preferential amounts payable to them, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation, except as may be qualified in the Articles of Incorporation of the Corporation. The Corporation covenants and agrees that so long as the Series B Convertible Preferred Stock is outstanding, the Corporation shall not issue any equity security with a liquidation preference senior to the Series B Convertible Preferred Stock.

Section 3. Conversion RightsThe holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance into four shares of common stock (the "Conversion Rate")

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the board of directors of the Corporation. The number of whole

shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock.

(d) Adjustment of Conversion Rate. For so long as any shares of the Series B Preferred Stock are outstanding, if the Corporation: (i) issues and sells pursuant to an exemption from registration under the Securities Act (A) Common Stock at a purchase price on the date of issuance thereof that is lower than the Current Market Price, (B) warrants or options with an exercise price representing a percentage of the Current Market Price with an exercise price on the date of issuance of the warrants or options that is lower than the agreed upon exercise price for the holder, except for employee stock option agreements or stock incentive agreements of the Corporation, or (C) convertible, exchangeable or exercisable securities with a right to exchange at lower than the Current Market Price on the date of issuance or conversion, as applicable, of such convertible, exchangeable or exercisable securities, except for stock option agreements or stock incentive agreements; and (ii) grants the right to the purchaser(s) thereof to demand that the Corporation register under the Securities Act such Common Stock issued or the Common Stock for which such warrants or options may be exercised or such convertible, exchangeable or exercisable securities may be converted, exchanged or exercised, then the Conversion Rate shall be increased so that the holders of Preferred Stock shall be entitled upon conversion of all unconverted Preferred Stock to receive that percentage of the outstanding common stock which they would have received had they converted immediately prior to any of the events set forth in (i) and (ii) above..

For the purpose of any computation pursuant to this paragraph 4(d), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by OTC Markets Group (the "Pink Sheets")(or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the Corporation, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the board of directors of the Corporation, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

(e) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the provisions hereof.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this paragraph 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate of such Series A at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(h) No Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other

right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(j) Notices. Any notice required by the provisions of this paragraph 6 to be given to holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

Section 4. Registration Rights. The shares of Common Stock issuable upon conversion of Preferred Stock shall not have any registration rights.

Section 5.Reacquired Shares. Any shares of Series B Convertible Preferred Stock acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof and may not be reissued.

Section 6. Rank. The Series B Convertible Preferred Stock shall rank, with respect to the distribution of assets, senior to any and all other series of any other class of Preferred Stock except Series A Preferred Stock..

Section 7. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series B Convertible Preferred Stock so as to affect them adversely without the affirmative vote of majority of the holders of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

Section 8. Equity Security. "Equity Security" shall mean a security of any class of stock, whether preferred or common, and any debt security which is convertible into a security of any class of stock, whether preferred or common.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President as of this 2nd day of January, 2020.

_s/ William A. Petty _

William A. Petty
President and CEO